UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __)

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Filed by a Party other than the Registrant  ☐

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☐           Preliminary Proxy Statement
☐           Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐           Definitive Proxy Statement
☒           Definitive Additional Materials
☐           Soliciting Material under Rule 14a-12

KINETIC CONCEPTS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On October 7, 2011, Catherine M. Burzik, President and Chief Executive Officer of Kinetic Concepts, Inc. (the “Company”), sent the following email to the Company’s employees in connection with the proposed merger and the upcoming special meeting of the Company’s shareholders.

To:                   KCI Employees Worldwide

From:              Cathy Burzik, President & CEO

Date:               October 7, 2011

 I wanted to share an important update with you regarding our planned transaction with the consortium led by Apax Partners. Last week, we filed our proxy statement with the Securities and Exchange Commission announcing that a special shareholders meeting to approve the transaction has been scheduled for October 28 in San Antonio. Pending approval by our shareholders, we expect to close the transaction in early November.

 As we move towards close, I want you to know just how much I appreciate the patience and focus you have maintained during this process; I know it has been a bit quiet for the last several weeks, but now that the final proxy statement has been filed, I want to give you an idea of where we stand.

 At the time of the original announcement in July, I told you that the Apax-led consortium is a group of well-respected investors whose interest in KCI represents an endorsement of our market leadership, differentiated products and services and consistently strong performance. I can tell you, in our many discussions with the consortium since that time, our vision for KCI is well aligned. In fact, we have been discussing topics familiar to many of you: global expansion, diversification, and innovation to drive new and differentiated products and services.

 In the weeks ahead you will be hearing more about preparations for the close of the transaction. Until then, thank you again for your patience and understanding, for your continued focus on our business, and for taking care of our customers and patients.

 Cathy

Additional Information about the Merger and Where to Find It

This press release may be deemed to be solicitation material in respect of the proposed acquisition of Kinetic Concepts, Inc. (“KCI”) by investment funds advised by Apax Partners, together with controlled affiliates of Canada Pension Plan Investment Board and the Public Sector Pension Investment Board. KCI filed a definitive proxy statement with the SEC on September 26, 2011 related to the merger (the “Merger”) and the other transactions contemplated by the Agreement and Plan of Merger, dated as of July 12, 2011, by and among KCI, Chiron Holdings, Inc. and Chiron Merger Sub, Inc. INVESTORS AND SECURITY HOLDERS OF KCI ARE ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS CONTAIN AND WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION. The definitive proxy statement was mailed to shareholders of KCI beginning on September 27, 2011. Investors and security holders may obtain a free copy of the proxy statement, and other documents filed by KCI with the SEC, at the SEC’s web site at http://www.sec.gov. Free copies of the proxy statement and KCI’s other filings with the SEC may also be obtained from KCI by directing a request to Kinetic Concepts, Inc., Attention: Investor Relations, 8023 Vantage Drive, San Antonio, TX 78230, or by calling 210-255-6157.

KCI and its directors, executive officers and other members of its management and employees may be deemed to be soliciting proxies from KCI’s shareholders in favor of the proposed Merger. Information regarding KCI’s directors and executive officers is available in its 2010 Annual Report on Form 10-K filed with the SEC on March 1, 2011, and definitive proxy statement relating to its 2011 Annual Meeting of Shareholders filed with the SEC on April 15, 2011. Shareholders may obtain additional information regarding the interests of KCI and its directors and executive officers in the proposed Merger, which may be different than those of KCI’s shareholders generally, by reading the proxy statement and other relevant documents filed with the SEC when they become available.